UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 25, 2026

NextNRG, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40809	83-4260623
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

407 Lincoln Road #9F

Miami Beach, FL 33139

(Address of Principal Executive Offices and Zip Code)

(305) 791-1169

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NXXT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On May 25, 2026, NextNRG, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor. Pursuant to the Purchase Agreement, the Company agreed to sell to the investor, and the investor agreed to purchase from the Company, in a private placement offering, an aggregate of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) at a purchase price of $0.64 per Share for aggregate gross proceeds of $6,400,000. The offering closed on May 27, 2026 (the “Closing Date”), upon satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the private placement to support continued growth across its operating segments, strengthen working capital, accelerate strategic expansion initiatives, and eliminate $2,415,666 of convertible debt, which consists of all of the Company’s outstanding convertible debt.

Pursuant to the Purchase Agreement, the Company has agreed to file a resale registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the Shares for resale. The Company agreed to file the Registration Statement as soon as practicable (and in any event within 10 calendar days of the Purchase Agreement), and to use commercially reasonable efforts to have such Registration Statement declared effective within 30 days after its filing, or 60 days in the event of a review by the SEC.

The Purchase Agreement provides that, for a period commencing upon the signing of the Purchase Agreement until 30 days after the effective date of the Registration Statement, neither the Company nor any of its subsidiaries shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto. The restrictions are subject to certain exceptions as described in the Purchase Agreement. Further, for a period of 60 days following the effective date of the Registration Statement, Company is also prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or common stock equivalents (or a combination of units thereof) involving an at-the-market offering or a Variable Rate Transaction, as defined in the Purchase Agreement.

In addition, each of the Company’s directors and executive officers entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which they agreed not to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose any shares of Common Stock for a period of 60 days following the effective date of the Registration Statement, subject to certain customary exceptions.

On May 25, 2026, in connection with the private placement offering, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (the “Placement Agent”). The Company agreed to pay the Placement Agent an aggregate cash fee equal to 7.0% of the aggregate gross proceeds of the private placement offering and agreed to reimburse the Placement Agent for up to $60,000 in expenses. The Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were offered pursuant to an exemption from the registration requirements of the Securities Act provided under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

The foregoing descriptions of the Purchase Agreement and the Placement Agency Agreement do not purport to be complete and are subject to, and qualified in their entirety by, reference to the full text of such documents which are attached as exhibits to this Form 8-K, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act for transactions not involving a public offering and/or Rule 506 of Regulation D promulgated thereunder.

Item 8.01 Other Events

On May 26, 2026, the Company issued a press release regarding the execution of the Purchase Agreement, a copy of which is attached as Exhibit 99.1 hereto. On May 27, 2026, the Company issued a press release regarding the closing of the private placement, a copy of which is attached as Exhibit 99.2 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Placement Agency Agreement
99.1	Press Release dated May 26, 2026
99.2	Press Release dated May 28, 2026
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NextNRG, Inc.

Date: May 27, 2026	By:	/s/ Michael D. Farkas
	Name:	Michael D. Farkas
	Title:	Chief Executive Officer